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                                                                    EXHIBIT 99.2

                                 NEWS RELEASE

                                 July 15, 1996

FOR IMMEDIATE RELEASE                           CONTACT:  BRUCE H. HAGLUND, ESQ.
                                                                  (714) 752-1100


            GB FOODS CORPORATION ADOPTS STOCKHOLDER RIGHTS AGREEMENT

     Newport Beach, California. GB Foods Corporation (NASDAQ - GBFC) announced today that its Board of Directors adopted a Stockholder Rights Agreement designed to protect stockholders from abusive takeover tactics and to preserve for stockholders the long-term value of GB Foods. The Rights Agreement has not been adopted in response to any effort to acquire control of GB Foods and the Board of Directors is not aware of any such effort.

     Under the Stockholder Rights Agreement, GB Foods' Board declared a dividend distribution of one right for each outstanding share of GB Foods common stock. Upon becoming exercisable, each right would entitle its holder to buy one share of GB Foods common stock at an exercise price of $29. The rights will become exercisable if a person or group (other than certain exempt persons) acquires 15% or more of GB Foods common stock or announces a tender offer for 15% or more of GB Foods common stock.

     GB Foods can redeem the rights at $.001 each at anytime before a non-exempt person acquires 15% of GB Foods common stock. If such a person acquires 15% or more of GB Foods' common stock, each right would enable a GB Foods stockholder to acquire GB Foods common stock having a market value of twice the right's exercise price, or in effect, at a 50% discount to the market price. If GB Foods were acquired by a merger or similar transaction after such an event, each right would enable a GB Foods stockholder to buy shares of the acquiring company having a market value of twice the right's exercise price, or in effect, at a 50% discount to the market price.

     The rights dividend distribution will be made on August 1, 1996 payable to stockholders of record on August 1, 1996. The rights will expire on July 9, 2006. The rights dividend distribution is not taxable to GB Foods stockholders. The Rights Agreement exempts ownership of GB Foods common stock by William M. Theisen and his related interests and current holders of warrants to purchase 1,000,000 or more shares of GB Foods common stock.

     Certificates representing the rights will not be issued at this time, and the rights will trade with, and will not be detachable from, GB Foods common stock until the rights become exercisable.

     GB Foods Corporation operates and franchises Mexican quick-service restaurants under the trade name "The Green Burrito," including dual-concept franchises with Carl's Jr. and Hardee's.